Exhibit j(2) EXECUTION

AMENDMENT

TO

MASTER CUSTODY AGREEMENT

This Amendment (“Amendment”) dated April 7, 2025, is by and between each entity listed on Exhibit A to the Agreement (as defined below) (each, the “Fund” and collectively, the “Funds”) and The Bank of New York Mellon (“BNY”).

BACKGROUND:

A.	BNY and one or more of the Funds entered into a Master Custody Agreement dated as of June 10, 2011, as amended (the “Agreement”) relating to BNY’s provision of custody services.

B.	The parties desire to amend the Agreement as set forth herein.

C.	This Background section is incorporated by reference into and made a part of this Amendment.

TERMS:

The parties hereby agree that:

1.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Miscellaneous.

a.	As hereby amended and supplemented, the Agreement shall remain in full force and effect.

b.

The parties expressly agree that this Amendment may be executed in one or more counterparts and expressly agree that such execution may occur by manual signature on a physically delivered copy of this Amendment, by a manual signature on a copy of this Amendment transmitted by facsimile transmission, by a manual signature on a copy of this Amendment transmitted as an imaged document attached to an email or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of this Amendment by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment or of executed signature pages to counterparts of this Amendment, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this

Exhibit j(2) EXECUTION

Amendment and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed as of the date first above written by its duly authorized representative indicated below. An authorized representative, if executing this Amendment by Electronic Signature, affirms authorization to execute this Amendment by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment and an agreement with its terms.

EACH FUND IDENTIFIED ON EXHIBIT A TO THE AGREEMENT

By:	/s/ Alan M. Meder
Name:	Alan M. Meder
Title:	Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Michael Gronsky
Name:	Michael Gronsky
Title:	Senior Vice President
Date:	April 1, 2025

Exhibit j(2) EXECUTION

EXHIBIT A

THIS EXHIBIT A, amended and restated as of April 7, 2025, is the Exhibit A to that certain Master Custody Agreement between each entity listed on this Exhibit A and The Bank of New York Mellon dated June 10, 2011.

Funds

Duff & Phelps Utility and Infrastructure Fund Inc.

DTF Tax-Free Income 2028 Term Fund Inc.

DNP Select Income Fund Inc.